As filed with the Securities and Exchange Commission on January 31, 2014
REGISTRATION NO. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C.  20549

_______________________

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

NETWORK-1 TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	11-3027591
(State or other jurisdiction of incorporation)	(I.R.S. employer identification number)

445 Park Avenue, Suite 1020
New York, New York  10022
(212) 829-5770
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
_______________________

NETWORK-1 TECHNOLOGIES, INC.
1 INDIVIDUAL OPTION AGREEMENT
(Full title of the plan)
_______________________

Corey M. Horowitz
Chairman and Chief Executive Officer
Network-1 Technologies, Inc.
445 Park Avenue, Suite 1020
New York, New York  10022
(212) 829-5770
(Address, including zip code, and telephone number,
including area code, of agent for service)
_______________________
Copy to:
Sam Schwartz, Esq.
Eiseman Levine Lehrhaupt & Kakoyiannis, PC
805 Third Avenue, 10th Floor, New York, New York 10022
(212) 752-1000
_______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “Large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

_________________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	300,000	$1.60	$ 480,000	$ 61.80

(1) Represents 300,000 shares of common stock, par value $.01 per share (the “Common Stock”) of Network-1 Technologies, Inc. (the “Company”) issuable upon exercise of a stock option, pursuant to a stock option agreement (the “Option Agreement”), issued to a director of the Company.  The prospectus included in this Registration Statement pursuant to General Instruction C of Form S-8 covers the reoffer and resale of the shares by the selling shareholder.  Pursuant to Rule 457(h)(3), no additional registration fee is being paid with respect to the reoffer and resale of the Common Stock underlying the Option Agreement.

(2) In addition, pursuant to Rule 416 of the Securities Act of 1933, this registration statement registers an indeterminate number of additional shares of Common Stock of the Registrant as may become issuable as a result of the anti-dilution provisions of the Option Agreement.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, based the average of the high and low prices of the Registrant’s common stock on the OTC Bulletin Board on January 28, 2014 as determined in accordance with Rule 457(c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.                 Plan Information*

Item 2.                 Registrant Information and Employee Plan Annual Information.*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PROSPECTUS

300,000 SHARES
NETWORK-1 TECHNOLOGIES, INC.
COMMON STOCK ($.01 PAR VALUE)

This prospectus relates to the reoffer and resale by one selling stockholder of 300,000 shares of our common stock, par value $0.01 per share (“Common Stock”) that may be issued by us upon exercise of a stock option issued to a director, pursuant to an individual option agreement (the “Option Agreement”).  The shares are being reoffered and resold for the account of the selling stockholder and we will not receive any of the proceeds from the resale of the shares.

The selling stockholder has advised us that the resale of the shares may be effected from time to time in one or more transactions on the OTC Bulletin Board, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution" beginning on page 22 of this prospectus.  We will bear all expenses in connection with the preparation of this prospectus.

Our Common Stock is traded on the OTC Bulletin Board. On January 28, 2014, the closing price for our Common Stock, as reported by the OTC Bulletin Board, was $1.60.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS JANUARY 31, 2014.

TABLE OF CONTENTS

PAGE

ABOUT THIS PROSPECTUS	3
THE COMPANY	3
RISK FACTORS	8
WHERE YOU CAN FIND MORE INFORMATION	18
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	18
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	20
USE OF PROCEEDS	20
SELLING STOCKHOLDERS	21
PLAN OF DISTRIBUTION	22
INTERESTS OF NAMED EXPERTS AND COUNSEL	24
EXPERTS	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	24

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the "Commission") and therefore omits certain information in such registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any document. You can inspect a copy of the registration statement and its exhibits, without charge, at the Commission's public reference room, and can copy such material upon paying the Commission's prescribed rates.

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

The information below concerning the Company does not contain all of the information that you should consider before investing in our common stock.  You should read this entire prospectus carefully, including the section entitled “Risk Factors”.  In addition you should read our public filings with the Securities and Exchange Commission which are incorporated by reference in this prospectus (See “Incorporation of Certain Documents by Reference” at page 18 of this prospectus.

Unless the context otherwise requires, all references to “we,” “us,” “our,” or the “Company” in this prospectus refer to Network-1 Technologies, Inc., a Delaware corporation.

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own twenty (20) patents issued by the U.S. Patent and Trademark Office that relate to various technologies including patents covering (i) the delivery of power over Ethernet (“PoE”) cables for the purpose of remotely powering network devices, such as wireless access ports, IP phones and network based cameras, over Ethernet networks; (ii) foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system; (iii) enabling technology for identifying media content on the Internet and taking further actions to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services; and (iv) systems and methods for the transmission of audio, video and data over computer and telephony networks.  In addition, we continually review opportunities to acquire or license additional intellectual property.  Our strategy is to pursue licensing and strategic alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our intellectual property.

We have been actively engaged in the licensing of our patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  As of December 31, 2013, we had entered into a total of twenty (20) license agreements with respect to our Remote Power Patent which, among others, include license agreements with Cisco Systems, Inc. and Cisco-Linksys, LLC, Microsemi Corporation, Extreme Networks, Inc., Motorola Solutions, Inc., Allied Telesis, Inc. and NEC Corporation, Inc. and several other major data networking equipment manufacturers.  We have a pending patent infringement litigation against eleven (11) data network equipment manufacturers for infringement of our Remote Power Patent.

Our strategy includes seeking to acquire additional intellectual property assets in the future to develop, commercialize, license or otherwise monetize such intellectual property.  As part of our acquisition strategy, in February 2013 we completed the acquisition of four (4) patents and one (1) pending patent application pertaining to the identification of media content on the Internet and taking further actions to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services.  In addition, on May 21, 2013, we acquired, through our newly formed subsidiary, Mirror Worlds Technologies, LLC, nine (9) patents and five (5) pending applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system.  We may enter into strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  The form of such relationships may vary depending upon the opportunity and may include, among other things, a strategic investment in such third party, the provision of financing to such third party or the formation of a joint venture for the purpose of monetizing such third party’s intellectual property assets.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights, to consummate license agreements with respect to our intellectual property as well as our ability to acquire additional intellectual property assets or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.  The complexity of patent and common law and the inherent uncertainty of litigation creates risk that our efforts to protect our intellectual property rights, or those of our strategic partners, may not be successful.  We cannot be assured that such intellectual property will be upheld or that third parties will not invalidate such intellectual property rights.  In addition, we may not be able to (i) acquire additional intellectual property assets or successfully license such assets or (ii) successfully enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

We were incorporated under the laws of the State of Delaware in July 1990.  Our principal offices are located at 445 Park Avenue, Suite 1020, New York, New York 10022 and our telephone number is (212) 829-5770.  Our web site can be found at http://www.network-1.com.

Acquisition of Mirror Worlds Patents and Commencement of Litigation

On May 21, 2013, through our newly formed subsidiary, Mirror Worlds Technologies, LLC (“MWT”), we acquired from Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC) nine (9) issued United States patents and five (5) pending patent applications covering foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system (the “MW Patent Portfolio”).  The inventions described in the MW Patent Portfolio resulted from the work done by Yale University computer scientist, Professor David Gelernter, and his then graduate student, Dr. Eric Freeman, in the mid-1990s.  Certain aspects of these inventions were commercialized in their company’s product offering called “Scopeware”.  Scopeware received extensive media accolades when introduced to the public in 2001, and technologies embodied in Scopeware are now common in various computer and web-based operating systems.  Both Professor Gelernter and Dr. Freeman entered into consulting agreements with us as part of our acquisition of the MW Patent Portfolio.  Professor Gelernter and Dr. Freeman are currently associated with Lifestreams Technologies Corporation (“Lifestreams”), a company that develops next generation applications and methodologies aimed at organizing and displaying digital data.  Lifestreams is a licensee of the MW Patent Portfolio.  In connection with the acquisition of the MW Patent Portfolio, we also acquired an equity interest in Lifestreams.  In addition, in July 2013 we made an additional equity investment in Lifestreams and, as part of an amended license agreement with Lifestreams, we received a warrant to purchase 7.5% of the outstanding common stock of Lifestreams on a fully diluted basis.

On May 22, 2013, MWT commenced patent litigation against several major vendors of document system software and computer systems in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of U.S. Patent No. 6,006,227 (the “ ‘227 Patent”).  Named as defendants in the lawsuit are Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C.  The Company seeks among other things, monetary damages based upon reasonable royalties.

The lawsuit alleges that the defendants have infringed and continue to infringe the claims of the ‘227 Patent by making, selling, offering to sell and using infringing products including Mac OS and Windows operating systems and personal computers and tablets that include versions of those operating systems, and by encouraging others to make, sell and use these products.  In September 2013 and October 2013, the defendants filed their answers to our complaint.  Defendants Apple, Inc. and Microsoft, Inc. also filed counter claims for a declaratory judgment of non-infringement of our ‘227 Patent and invalidity of our ‘227 Patent.

Several patents in the portfolio of patents that we acquired from Mirror Worlds, LLC (now Looking Glass LLC) on May 21, 2013 were the subject of prior litigation in Mirror Worlds, LLC v. Apple, Inc. (“Apple”) (No. 6:08-cv-00088).  On October 1, 2010, a jury returned a verdict in that action in favor of Mirror Worlds upholding the validity of the three patents tried in the case (U.S. Patent Nos. 6,006,227, 6,638,313, and 6,725,427), and finding that Apple had willfully infringed each of these patents.  Further, the jury awarded Mirror Worlds $208.5 million in damages for each of these patents.  After the trial, the district court vacated the jury verdict on infringement, and concluded that Mirror Worlds failed to present sufficient evidence of direct or indirect infringement.  While the infringement, willfulness and damages verdicts were vacated at the trial level, the jury’s validity verdicts were not overturned. The validity of the ‘227 Patent has also been reaffirmed by the U.S. Patent and Trademark Office since the trial in reexamination proceedings initiated by Apple, resulting in two re-examination certificates which further validate that patent.  On appeal, a divided panel of the Federal Circuit Court of Appeals upheld the district court ruling overturning the jury verdict on direct and indirect infringement.

On March 23, 2013 Mirror Worlds, LLC filed a Petition for Certiorari to the Supreme Court of the United States appealing the decisions of the district court and Federal Circuit Court of Appeals.  Following our acquisition of the Mirror Worlds patents in May 2013, on June 3, 2013, we filed a petition to intervene as the new owner of the Mirror Worlds patents, in the petition for a writ of certiorari to the Supreme Court of the United States previously filed by Mirror Worlds, LLC.  On the June 24, 2013 the petition for a writ of certioriti was denied by the Supreme Court of the United States.

Acquisition of Patents Related to Identification of Media Content on the Internet

On February 28, 2013, we acquired from Dr. Ingemar Cox four (4) U.S. patents (as well as a pending patent application) pertaining to enabling technology for identifying media content on the Internet and taking further actions to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services.  Dr. Cox entered into a consulting agreement with us in connection with the acquisition.  The patents relate to enabling technology for identifying media content on the Internet, such as audio and video, and taking further action to be performed based on such identification, including among others, the insertion of advertising and the facilitation of the purchase of goods and services. The patents (U.S. Patent No. 7,058,223, No. 8,010,988, No. 8,020,187 and No. 8,205,237) are based on a patent application filed in 2000 and have patent terms extending into 2023.  Since acquisition of the Cox patent portfolio, we have filed seven (7) additional related patent applications with the United States Patent and Trademark Office seeking patent protection based upon the original patent application filed in 2000 and we anticipate further issuances of additional claims for this portfolio.  In December 2013, we received a Notice of Allowance from the U.S. Patent and Trademark Office for the patent application entitled “System Using Extracted Features From An Electronic Work”.  This granted patent application will issue a patent in the near future and is part of the patent portfolio acquired from Dr. Cox.

Dr. Cox, a technology leader in digital watermarking content identification, digital rights management and related technologies, is currently a Professor at the University of Copenhagen and the University College London where he is head of its Media Futures Group.  He is co-author of a book entitled "Digital Watermarking and Steganography" and its second edition "Digital Watermarking and Steganography".   He is an inventor on 35 United States Patents, and an author of many highly cited papers.

Pending Litigation Against Major Data Networking Equipment Manufacturers

In September 2011, we initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  Named as defendants in the lawsuit, excluding affiliated parties, were Alcatel-Lucent USA, Inc., Allied Telesis, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., GarrettCom, Inc., Hewlett-Packard Company, Huawei Technologies USA, Juniper Networks, Inc., Motorola Solutions, Inc., NEC Corporation, Polycom Inc., Samsung Electronics Co., Ltd., ShoreTel, Inc., Sony Electronics, Inc., and Transition Networks, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  In March 2012, we reached settlement agreements with defendants Motorola Solutions, Inc. ("Motorola") and Transition Networks, Inc. ("Transition Networks").  In February 2013, we reached settlement agreements with Allied Telesis, Inc. (“Allied Telesis”) and NEC Corporation (“NEC”).  As part of the settlements, Motorola, Transition Networks, Allied Telesis and NEC each entered into a non-exclusive license agreement for our Remote Power Patent pursuant to which each such defendant agreed to license our Remote Power Patent for its full term (which expires in March 2020) and pay a license initiation fee and quarterly royalties based on their sales of PoE products.  On January 25, 2013, certain defendants filed a motion to stay the litigation pending completion of termination of certain Inter Partes Review proceedings (described below) pending at the United States Patent and Trademark Office.  On March 5, 2013, the Court granted such defendants’ motion and stayed the litigation pending the disposition of the Inter Partes review proceeding described below.

Pending Proceedings at the United States Patent and Trademark Office

Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. are petitioners in Inter Partes Review proceedings (which were joined together) (the “IPR Proceeding”) pending at the United States Patent and Trademark Office before the Patent Trial and Appeal Board (the “Patent Board”) involving our Remote Power Patent.  Petitioners in the IPR Proceeding seek to cancel certain claims of our Remote Power as unpatentable.  A trial was held on January 9, 2014 with respect to the IPR Proceeding and a decision from the Patent Board is pending.  In the event that the Patent Board reaches a final determination in the IPR Proceeding that certain of the Company’s claims related to the Remote Power Patent are unpatentable, such a determination (unless overturned by the United States Court of Appeals for the Federal Circuit) would have a material adverse effect on the Company’s business, financial condition and results of operations as our entire current revenue stream is dependent upon the continued validity of the our Remote Power Patent.

On July 20, 2012, an unknown third party filed with the United States Patent and Trademark Office (“USPTO”) a request for ex parte reexamination of certain claims of our Remote Power Patent.  On September 5, 2012, the USPTO issued an order granting the reexamination.  The request for reexamination was stayed by the USPTO on December 21, 2012 pending a final determination of the IPR Proceeding described above.  The initial grant of the reexamination by USPTO is not unusual as the majority of such applications are initially granted.  While Management believes that the reexamination proceeding will further validate and strengthen our Remote Power Patent, should the USPTO reach a final determination that the Remote Power Patent is invalid (unless overturned by the USPTO Board of Patent Appeals and Interference or the United States Court of Appeals for the Federal Circuit), such a determination would have a material adverse effect on us as our entire current revenue stream is dependent upon the continued validity of our Remote Power Patent.

Settlement of Litigation Against Major Data Networking Equipment Manufacturers including license agreements for our Remote Power Patent

In July 2010, we settled our litigation with Adtran, Inc, Cisco Systems, Inc. and Cisco-Linksys, LLC, (collectively, “Cisco”), Enterasys Networks, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and 3Com Corporation, Inc. pending in the United States District Court for the Eastern District of Texas, Tyler Division.  As part of the settlement, Adtran, Cisco, Enterasys, Extreme Networks and Foundry Networks each entered into a settlement agreement with us and entered into non-exclusive licenses for the Remote Power Patent (the “Licensed Defendants”).  Under the terms of the licenses, the Licensed Defendants paid us aggregate upfront payments of approximately $32 million and also agreed to license the Remote Power Patent for its full term, which expires in March 2020.  In accordance with our Settlement and License Agreement, dated May 25, 2011, which expanded upon the July 2010 agreement, Cisco is obliged to pay us royalties (which began in the first quarter of 2011) based on its sales of PoE products up to maximum royalty payments per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent, and the actual royalty amounts received may be less than the caps stated above, as was the case in 2012 and 2011.  Under the terms of the Agreement, if we grant other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, we have certain obligations to Cisco and if we materially breach such terms, Cisco will be entitled to stop paying royalties to us.  This would have a material adverse effect on our business, financial condition and results of operations.  For more details about the July 2010 settlement, please see our Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 20, 2010 and June 1, 2011.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our common stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment.  Before you invest in our common stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our common stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 20 of this prospectus.

We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations.  The following highlights some of the factors that have affected, and in the future could affect, our operations.

We have only been profitable in recent years.

We achieved net income of $1,966,000 for the nine months ended September 30, 2013, $2,626,000 for the year ended December 31, 2012 and $8,493,000 for the year ended December 31, 2011 which includes income of $6,903,000 recorded as a one-time, non-cash income tax benefit (See Note F to our audited financial statements for the year ended December 31, 2012 and 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2012).  In addition, we achieved net income of $19,236,000 for the year ended December 31, 2010 primarily due to our receipt of $31,145,000 from our patent infringement litigation settlement achieved in July 2010 (See pages 7 and 8 of this prospectus.  Prior to the year ended December 31, 2010 we incurred substantial operating losses since inception (July 1990) and as of September 30, 2013 we had an accumulated deficit of $28,832,000.  We had revenue of $7,198,000 for the nine months ended September 30, 2013, and revenue of $8,698,000 and $7,398,000 for the years ended December 31, 2012 and December 31, 2011, respectively.  Our ability to achieve revenue, net income and generate positive cash flow from operations is currently dependent upon receipt of royalty revenue from licensing agreements with respect to our Remote Power Patent.  As of December 31, 2013, we have entered into sixteen (16) license agreements with respect to our Remote Power Patent, which among others, includes license agreements with Cisco Systems, Inc. and Cisco-Linksys, Microsemi Corporation, Motorola Solutions, Inc., NEC Corporation, Extreme Networks, Inc., Netgear, Inc., and several other major data equipment manufacturers.  While we believe, based on our current cash position and projected licensing revenue from our existing licensing agreements, we will have sufficient cash to fund our operations for the foreseeable future, this may not be the case.

Our success is dependent upon our ability to protect our patents.

Our success is substantially dependent upon our proprietary technologies and our ability to protect our intellectual property rights.  We currently own twenty (20) patents issued by the U.S. Patent and Trademark Office that relate to various technologies including (i) our Remote Power Patent covering the delivery of power to certain devices over PoE networks, (ii) patents relative to foundational technologies that enable unified search and indexing, displaying and archiving of documents in a computer system, (iii) patents relating to identification of media content and (iv) patents covering the transmission of audio, voice and data over computer and telephony networks.  Our focus to date has primarily been on licensing our Remote Power Patent and the acquisition of additional patents, such as our February 2013 acquisition of four patents from Dr. Ingemar Cox, and our May 2013 acquisition of nine patents from Mirror Worlds, LLC (which subsequently changed its name to Looking Glass LLC).  We rely upon our patents and trade secret laws, non-disclosure agreements with our employees, consultants and third parties to protect our intellectual property rights.  The complexity of patent and common law and the uncertainty of the outcome of litigation create risk that our efforts to protect our proprietary technologies may not be successful.  We cannot assure you that our patents will be upheld or that third parties will not invalidate our patent rights.  If our intellectual property rights are not upheld, particularly our Remote Power Patent, such an event would have a material adverse effect on our business, financial condition and results of operations.

Any litigation to protect our intellectual property or any third party claims to invalidate our patents could have a material adverse effect on our business.

In the future, it may be necessary for us to commence patent litigation against third parties whom we believe require a license to our patents, as was the case with respect to our pending litigation against eleven (11) data equipment manufacturers commenced in September 2011 relating to our Remote Power Patent (See pages 6 and 7 of this prospectus) and our pending litigation against nine (9) major computer systems manufacturers commenced in May 2013 with respect to the MW Patent Portfolio (See pages 4, 5 and 6 of this prospectus).  We generally incur significant expenses and commit significant management time with respect to such legal proceedings which may adversely affect our financial condition and results of operations.  Moreover, there can be no assurance that we will be successful in any additional legal proceedings and the outcome of such litigation could be harmful to us.  In addition, we may be subject to claims seeking to invalidate our patents, as is the case with respect to our two pending patent litigations.  If we are unsuccessful in enforcing and validating our patents and/or if third parties making claims against us seeking to invalidate our patents are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to license or otherwise capitalize on our proprietary technologies.  Furthermore, then existing licensees of our patents may no longer be obligated to pay royalties to us.  Successful litigation against us resulting in a determination that our patents are not valid or enforceable, and/or that third parties do not infringe would have a material adverse effect on us.

Our revenue and profit is currently dependent upon the continued validity of our Remote Power Patent.

We currently have twelve (12) license agreements pursuant to which licensees have an obligation to pay us royalties on an ongoing basis.  Such royalty bearing licenses include, among others, agreements with Cisco Systems, Inc. and Cisco-Linksys, LLC, Microsemi Corporation, Netgear, Inc., and Motorola Solutions, Inc. and NEC Corporation.  The obligation of licensees of our Remote Power Patent to continue to make royalty payments to us is contingent upon the continued validity of our Remote Power Patent.  The validity and infringement of our Remote Power Patent are currently at issue in our pending litigation in Tyler, Texas (See page 7 of this prospectus).  In addition, the validity of the Remote Power Patent is also at issue in the reexamination and Inter Partes Review proceeding at the United States Patent and Trademark Office (See page 7 of this prospectus).  In the event our Remote Power Patent is determined to be invalid, licensees of our Remote Power Patent would have no further obligation to make royalty payments to us which would have a material adverse effect on our business, financial condition and results of operations.

An Adverse Ruling by the USPTO (which is not subsequently overturned) with respect to the pending Inter Partes Review proceeding relating to our Remote Power Patent would have a material adverse effect on the Company.

Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. are petitioners in Inter Partes Review proceedings (which have been joined together) (the “IPR Proceeding”) pending at the United States Patent and Trademark Office before the Patent Trial and Appeal Board (the “Patent Board”) involving our Remote Power Patent.  Petitioners in the IPR Proceeding seek to cancel certain claims of our Remote Power as unpatentable (See page 7 of this prospectus).  The trial with respect to the IPR Proceeding took place on January 9, 2014 and a decision of the Patent Board is pending.  In the event that the Patent Board reaches a final determination in the IPR Proceeding that certain of the Company’s claims related to the Remote Power Patent are unpatentable, such a determination (unless overturned by the United States Court of Appeals for the Federal Circuit) would have a material adverse effect on the Company’s business, financial condition and results of operations as our entire current revenue stream is dependent upon the continued validity of our Remote Power Patent.

We may not be able to capitalize on our strategy to acquire additional patents or enter into strategic relationships with third parties to license or otherwise monetize their intellectual property.

As a result of our patent litigation settlement in July 2010, the success we have achieved to date from licensing our Remote Power Patent and the acquisition of an aggregate of thirteen (13) additional patents in 2013, we believe we have the expertise and sufficient capital to compete in the intellectual property acquisition market and to enter strategic relationships with third parties to develop, commercialize, license or otherwise monetize their intellectual property.  However, we may not be able to acquire additional intellectual property or, if acquired, we may not achieve material revenue or profit from such intellectual property.  Furthermore, we may not be able to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property and, even if we consummate such strategic relationships, we may not achieve material revenue or profit from such relationships.  Acquisitions of patent assets are competitive, time consuming, complex and costly to consummate.  In addition, such acquisitions present material risks.  Even if we successfully acquire additional patent assets, such as the patents acquired from Dr. Cox in February 2013 and Looking Glass LLC (formerly Mirror Worlds, LLC) in May 2013, we may not be able to generate sufficient revenue related to such patent assets to offset the acquisition costs and the legal fees and expenses which may be incurred to enforce, license or otherwise monetize such patents.

We are currently largely dependent upon our license agreement with Cisco for a significant portion of our royalty revenue.  The loss of Cisco as a licensee would seriously hurt our business.

Cisco Systems, Inc. and Cisco Linksys, LLC (collectively, “Cisco”) accounted for 81% and 80% of our revenue for the nine month periods ending September 30, 2013 and September 30, 2012, respectively, and 77% and 87% of our revenue for the years ended December 31, 2012 and December 31, 2011, respectively.  In accordance with our Settlement and License Agreement, dated May 25, 2011, with Cisco (the “Agreement”), which expanded upon the short form settlement agreement entered into in July 2010, Cisco is obligated to pay us royalties on a quarterly basis (which began in the first quarter of 2011) based on its sale of PoE products in the United States up to the maximum royalties per year of $8 million through 2015 and $9 million per year thereafter for the remaining term of the patent.  The royalty payments are subject to certain conditions including the continued validity of our Remote Power Patent and the actual royalty payments may be less than the caps stated above, as was the case for 2012 and 2011.  Due to our annual royalty rate structure with Cisco which includes declining rates as the volume of PoE product sales increase during the year, annual royalties from Cisco are anticipated to be highest in the first quarter and decline for each of the remaining quarters of the year.  Under the terms of the Agreement, if we grant other licenses with lower royalty rates to third parties (as defined in the Agreement), Cisco shall be entitled to the benefit of the lower royalty rates provided it agrees to the material terms of such other license.  Under the terms of the Agreement, we have certain obligations to Cisco and if we materially breach such terms, Cisco will be entitled to stop paying royalties to us.  This would have a material adverse effect on our business, financial condition and results of operations.

Our current licenses for our Remote Power Patent may not continue to result in significant royalties and do not necessarily mean we will achieve additional license agreements.

For the nine month periods ended September 30, 2013 and September 30, 2012, we had aggregate royalty revenue of $7,198,000 and $7,809,000 respectively.  For the years ended December 31, 2012 and December 31, 2011, we achieved aggregate royalty payments of $8,698,000 and $7,398,000, respectively, with respect to our license agreements for our Remote Power Patent.  We currently have license agreements for our Remote Power Patent with sixteen (16) licensees including, among others, Cisco Systems, Inc. and Cisco Linksys, LLC, (collectively, “Cisco”) Netgear, Inc., Microsemi Corporation, Extreme Networks, Inc., Motorola Solutions, Inc. and NEC Corporation pursuant to which such parties are obligated to pay us on-going royalties on a monthly or quarterly basis.  Notwithstanding such royalty bearing license agreements, we may not continue to achieve significant royalty revenue from such license agreements.  In addition, we may not be able to achieve additional material license agreements with third parties relating to our Remote Power Patent.  Our failure to continue to achieve significant royalty revenue from our existing license agreements would have a material adverse effect on our business, financial condition and results of operations.  In addition, we may not be able to consummate additional licensing agreements resulting in material revenue with respect to our Remote Power Patent.

Our current licensing revenue depends upon the continued viability of the PoE market.

Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of power over Ethernet (“PoE”) cables rather than by separate power cords.  As a result a wide variety of network devices, including IP telephones, wireless LAN access points, web-based network security cameras, data collection terminals and other network devices are able to receive power over existing data cables.  The failure of the PoE market to remain viable would have a material adverse effect on licensing revenue for our Remote Power Patent which is currently our sole patent generating licensing revenue.

A limited number of our licensees account for a significant portion of our total revenues.

One of our licensees, Cisco Systems, Inc. and Cisco-Linksys, LLC (collectively, “Cisco”), accounted for 81% and 80% of our revenue for the nine month periods ending September 30, 2013 and September 30, 2012, respectively, and 77% of our revenue for the year ended December 31, 2012 and 87% of our revenue for the year ended December 31, 2011.  It is anticipated that a few licensees will continue to constitute a significant portion of our revenue for the foreseeable future.  To the extent such sales of PoE products by our significant licensees are adversely affected our revenues will be significantly impacted.

Our pending patent infringement litigations in the courts and proceedings at the USPTO involving our Remote Power Patent and the Mirror Worlds Patents may be time consuming and costly and we can provide no assurance that we will be successful.

In September 2011, we commenced litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against sixteen (16) data networking equipment manufacturers for infringement of our Remote Power Patent.  In March 2013, the court granted a motion by certain defendants and stayed the litigation pending the disposition of certain Inter Partes Review proceedings pending at the United States Patent and Trademark Office (See page 7 of this prospectus).  On May 22, 2013, through our subsidiary Mirror Worlds Technologies, LLC, we initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple, Inc., Microsoft, Inc., Hewlett-Packard Company, Lenovo Group Ltd., Lenovo (United States), Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics America, Inc. and Samsung Telecommunications America L.L.C., for infringement of the ‘227 Patent, which was one of the nine (9) patents acquired from Looking Glass LLC (formerly Mirror Worlds LLC) in May 2013.  We also face proceedings at the USPTO including an Inter Partes Review proceeding and an ex parte reexamination seeking to invalidate our Remote Power Patent (See page 7 of this prospectus).

Patent litigation and proceedings before the USPTO are inherently risky and the outcome is uncertain.  The defendants in our two (2) pending litigations and the Petitioners before the USPTO are all large, well-financed companies with substantially greater resources than us.  We cannot assure you that our patent infringement litigations and proceedings before the USPTO will result in outcomes that are favorable to us.

We anticipate that the above referenced two litigations in the United States District Court for the Eastern District of Texas, could continue for a number of years and while we have a contingent legal fee arrangement with our patent litigation counsel, we are responsible for a portion of the expenses which are anticipated to be material.  In addition, the time and effort required of our management to effectively pursue this litigation is likely to be significant and it may adversely affect other business opportunities.

We face intense competition to acquire intellectual property and enter into strategic relationships.

With respect to our ability to acquire additional intellectual property or enter into strategic relationships with third parties to monetize their intellectual property, we face considerable competition from other companies, many of which have significantly greater financial and other resources than we have.  The patent licensing and enforcement industry has grown over the past several years and there has been an increase in the number of companies seeking to acquire intellectual property rights from third parties.  Entities including, among others, Acacia Research Corporation, Vringo, Inc., Intellectual Ventures and RPX Corporation also seek to acquire or partner with third parties to license or enforce intellectual property rights.  It is expected that others will enter this market as well.  Many of these competitors have significantly more financial and human resources than us.

We may also compete with strategic corporate buyers, litigation funding firms such as Burford Capital Limited, Juridica Capital Management Ltd. and Bentham Capital LLC, venture capital firms and hedge funds for intellectual property acquisitions and licensing opportunities.  Many of these competitors have more financial resources and human resources than us.

New legislation, regulations, court rulings or actions by the U.S. Patents and Trademark Office related to enforcing patents could adversely affect our business and operating results.

If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our business, financial condition and results of operations. Recently, United States patent laws were amended by the Leahy-Smith America Invents Act, or the America Invents Act, which became effective on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law.   In general, it attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities.  It also includes changes that transition the United States from a “first-to-invent” system to a “first to file” system and alter the processes for challenging issued patents.   At this time, it is not clear what, if any, impact the America Invents Act will have on the operation of our business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period.  Our revenue and net income was $7,198,000 and $1,966,000 for the nine months ended September 30, 2013 as compared to revenue of $7,809,000 and net income of $2,854,000 for the nine months ended September 30, 2012.  Our revenue and net income were $8,698,000 and $2,626,000, respectively, for the year ended December 31, 2012.  Our revenue was $7,398,000 with net income of $8,493,000 (including net income of $6,903,000 related to the recording of a deferred tax benefit) for the year ended December 31, 2011 as compared to revenue of $33,037,000 and net income of $19,236,000 for the year ended December 31, 2010 (which 2010 revenue and net income were primarily due to achieving a large settlement of a patent litigation in July 2010).  Accordingly, our revenue, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, our ability and timing in consummating future license agreements for our intellectual property, the timing and extent of royalty payments received by us from licensees of our Remote Power Patent, the timing and our ability to achieve successful outcomes from current and future patent litigation, and the timing and our ability to achieve revenue from future strategic relationships.

We may need additional financing to implement our strategy and expand our business.

We may need additional equity or debt financing beyond our existing cash to pursue our strategy including the acquisition of additional intellectual property or to enter into strategic relationships with third parties to license or monetize their intellectual property.  Any additional financing that we need may not be available and, if available, may not be available on terms that are acceptable to us.  Our failure to obtain financing on a timely basis, or on economically favorable terms, could prevent us from pursuing our intellectual property acquisition strategy or from responding to changing business or economic conditions and could cause us to experience difficulty in withstanding adverse operating results.

We do not intend to pay regular future dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

Although we paid a special cash dividend of $0.10 per share to holders of our common stock with a record date of December 13, 2010, we did not pay any dividends since and we do not have any plans to pay dividends in the foreseeable future.  Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including future earnings, if any, operations, capital requirements, our general financial condition, the preferences of any series of preferred stock, our general business conditions and future contractual restrictions on payment of dividends, if any.  Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment.  This appreciation may not occur.

Because ownership of our common stock is concentrated, investors may have limited influence on stockholder decisions.

As of December 31, 2013, our executive officers and directors beneficially owned approximately 30% of our outstanding common stock.  As a result, these stockholders may be able to exercise substantial control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.  This concentration of ownership will limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Our markets are subject to rapid technological change and our technologies face potential technology obsolescence.

The markets covered by our intellectual property are characterized by rapid technological changes, changing customer requirements, frequent new product introductions and enhancements, and evolving industry standards.  The introduction of products embodying new technologies and the emergence of new industry standards may render our technologies obsolete or less marketable.

In addition, other companies may develop competing technologies that offer better or less expensive alternatives to PoE and the other technologies covered by our intellectual property.  Several companies have notified the IEEE that they may have patents and proprietary technologies that are covered by the Standard pertaining to PoE.   In the event any of those companies asserts claims relating to our patents, the licensing royalties available to us may be limited.  Moreover, technological advances or entirely different approaches developed by one or more of our competitors or adopted by various standards groups could render our Remote Power Patent obsolete, less marketable or unenforceable.

Dependence upon CEO and Chairman.

Our success is largely dependent upon the personal efforts of Corey M. Horowitz, our Chairman and Chief Executive Officer and Chairman of our Board of Directors.  On November 1, 2012, we entered into an employment agreement with Mr. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer for a one year period (which shall automatically be extended for two successive one year periods unless terminated by us).  The loss of the services of Mr. Horowitz would have a material adverse effect on our business and prospects.  We do not maintain key-man life insurance on the life of Mr. Horowitz.

The burdens of being a public company may adversely affect our ability to pursue litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws.  This may have a material adverse effect on management’s ability to effectively and efficiently pursue litigation as well as our other business initiatives.  In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to future litigation opponents.  We may, from time to time, be required to disclose information that may have a material adverse affect on our litigation strategies.  This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

Because our common stock trades on the Over-the-Counter Bulletin Board, you may not be able to buy and sell our common stock at optimum prices and you face liquidity issues.

The Over-the-Counter Bulletin Board ("OTCBB") is a regulated quotation service that displays quotes, last sales prices and volume in over-the-counter securities.  The trading of our stock on the OTCBB imposes, among others, the following risks:

●
Availability of quotes and order information – Because OTCBB trades and quotations involve a manual process (over the telephone) rather than automated or electronically linked execution systems, the market information for our common stock cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations could result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting, and the delivery of trade confirmations may be delayed significantly.  Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

●
Liquidity Risks – Liquidity refers to the ability to freely buy and sell securities at given prices and volumes.  In general, the more activity in a given security, and the more market makers participating in a security, the greater the liquidity in the security.  Because the OTC Bulletin Board generally has fewer market makers participating in a Bulletin Board security, the liquidity in our common stock may be significantly less than what might be experienced in the NASDAQ or listed markets.  As such, you may only receive a partial execution or your order may not be executed at all.  Additionally, the price received on a market order may be significantly different from the price quoted at the time of order entry.  Additionally, when fewer shares of our common stock are being traded, larger spreads between bid and ask prices and volatile swings in price may result.

●
Dealer's Spread – The dealer's spread (the difference between the bid and ask prices) of our security may be large and may result in substantial losses to the seller of our common stock on the OTCBB if the common stock must be sold immediately.  Further, purchasers of our common stock may incur an immediate "paper" loss due to the price spread.  Moreover, dealers trading on the OTCBB may not have a bid price for securities bought and sold through the OTCBB.  Due to the foregoing, there may be decreased demand for our common stock traded through the OTCBB.

The significant number of options and warrants outstanding may adversely affect the market price for our common stock.

As of December 31, 2013, there are outstanding options and warrants to purchase an aggregate of 6,782,500 shares of our common stock at exercise prices ranging from $0.25  to $2.10.  To the extent that outstanding options and warrants are exercised, existing stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options may adversely affect prevailing market prices for our common stock.

We may seek to raise additional funds, finance intellectual property acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We may elect to raise financing by issuing equity securities, which, if conducted in the future, would materially reduce the percentage ownership of our existing stockholders.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline.  We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares.  The holders of any debt securities or instruments we may issue could have rights superior to the rights of our common stockholders.

Future sales of shares of our common stock may cause the prevailing market price of our shares to decline and could harm our ability to raise additional capital.

We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of Securities Act of 1933, and may become freely tradable.  We have also registered a substantial number of shares including shares that are issuable upon the exercise of options and warrants.  In addition, if holders of options and warrants choose to exercise their purchase rights and sell shares of common stock in the public market or if holders of currently restricted common stock or registered common stock sell such shares in the public market, or attempt to publicly sell such shares in a short time period, the prevailing market price for our common stock may decline.  Such decline in the price of our common stock may also adversely affect our ability to raise additional capital.

Provisions in our corporate charter and in Delaware law could make it more difficult for a third party to acquire us, could discourage a takeover and adversely affect existing stockholders.

Our certificate of incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock.  The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions, any of which could adversely affect holders of our common stock.  Although there are currently no shares of preferred stock outstanding, future holders of preferred stock may have rights superior to our common stock and such rights could also be used to restrict our ability to merge with, or sell our assets to third parties.

We are also subject to the “anti-takeover” provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a “business combination” with a 15% or greater stockholder for a period of three years from the date such person acquired that status unless appropriate board or stockholder approvals are obtained.

These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price.  These provisions may also limit the ability of stockholders to delay, deter or prevent a change of control, or approve transactions that they may deem to be in their best interests.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to successfully enforce and/or defend our Remote Power Patent and other patents;

●	our ability to continue to receive material revenue from licensees of our Remote Power Patent;

●	our ability to enter into favorable license agreements with third parties with respect to our Remote Power Patent;

●	our ability to license and monetize our patents besides the Remote Power Patent;

●	our ability to acquire additional intellectual property;

●	our ability to achieve material revenue and profits;

●	our ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property;

●	our ability to raise capital when needed;

●	sales of our common stock;

●	our ability to execute our business plan;

●	technology changes;

●	legislative, regulatory and competitive developments; and

●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also have a material and adverse effect on the market price of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-15288). You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet website that contains all our electronic filings and the filings of other issuers that file electronically with the SEC. The SEC’s website is http://www.sec.gov. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), until we terminate this offering: The following documents, which we have filed with the Commission are hereby incorporated by reference into this prospectus:

a.	Annual Report on Form 10-K for the year ended December 31, 2012 (filed with the SEC on March 22, 2013);

b.
Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 (filed with the SEC on May 15, 2013), June 30, 2013 (filed with the SEC on August 14, 2013 and an amendment filed on August 16, 2013) and September 30, 2013 (filed with the SEC on November 14, 2013 and an amendment filed on November 15, 2013);

c.
Current Reports on Form 8-K filed with the SEC on January 30, 2013, February 14, 2013, February 15, 2013,  March 5, 2013, May 28, 2013, May 29, 2013, July 23, 2013, August 9, 2013, August 14, 2013; October 10, 2013, October 23, 2013, November 19, 2013 and December 10, 2013;

d.
The description of our common stock incorporated by reference in our Registration Statement on Form 8-A (filed October 9, 1998), as amended on November 3, 1998, including an amendment or reports filed for purposes of updating such description; and

e.
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing such documents.

Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document modifies or supersedes such statement. Any such modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide at no cost to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus, excluding the exhibits to such filings that we have not specifically incorporated by reference in such filings. You should direct such requests to us at 445 Park Avenue, Suite 1020, New York, New York 10021, Attention: Corey M. Horowitz, Chairman and Chief Executive Officer, telephone number (212) 829-5770.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are statements that include information based upon beliefs of our management, as well as assumptions made by, and information available to, our management. Statements containing terms such as “believes,” “expects,” “anticipates,” “intends” or similar words are intended to identify forward-looking statements.

Our management, based upon assumptions it considers reasonable, has compiled these forward-looking statements.  Such statements reflect our current views with respect to future events.  These statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements in certain sections of this prospectus, including under “Risk Factors.”  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.  Such statements speak only as of the date of this prospectus and we are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The shares of Common Stock offered by this prospectus are being registered for the account of the selling stockholder identified in this prospectus (See “Selling Stockholder”).  All net proceeds from the sale of Common Stock will go to the stockholder who offers and sells his shares.  We will not receive any part of the proceeds from such sales.  We will, however, receive the exercise price of the options at the time of their exercise (exclusive of options to purchase shares which are exercised on a “cashless” basis).  If all of the options are exercised (assuming no exercise on a “cashless” basis), we will realize proceeds in the amount of $564,000.  The proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDER

This prospectus relates to the reoffer and resale of shares of common stock (“Common Stock”) issued or that may be issued to the selling stockholder, upon exercise of options issued to him pursuant to an individual option agreement.  The following table sets forth (i) the number of shares of Common Stock beneficially owned by the selling stockholder as of the date of this prospectus, (ii) the number of shares to be offered for resale by the selling stockholder (i.e., the total number of shares underlying options held by the selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of the date of this prospectus), and (iii) the number and percentage of shares of our Common Stock to be held by the selling stockholder after completion of the offering.   The selling stockholder has served on our Board of Directors since December, 2012, and as such has had a material relationship with us within the past three years other than as a result of the ownership of our securities.

NAME(1)	NUMBER OF SHARES BENEFICIALLY OWNED PRIOR TO OFFERING(2)	NUMBER OF SHARES BEING OFFERED(3)	NUMBER OF SHARES OF BENEFICIALLY OWNED AFTER OFFERING(4)	PERCENTAGE OF OUTSTANDING COMMON STOCK AFTER OFFERING(4)

Niv Harizman	187,043(5)	300,000(6)	87,043	*
_________________

* Less than 1%

(1)	The address for the beneficial owner is c/o Network-1 Technologies, Inc., 445 Park Avenue, Suite 1020, New York, New York 10022.

(2)
The selling stockholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by him. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities.

(3)	Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable.

(4)
Beneficial ownership of shares held by the selling stockholder after this offering has been calculated, for purposes of this disclosure, by subtracting the number of shares registered for sale by the selling shareholder from the selling shareholder’s current beneficial ownership as disclosed in column 2.  Beneficial ownership by the selling shareholder as disclosed assumes that the selling stockholder sold all of the shares he is offering in this prospectus but actually will depend on the number of shares sold by him in this offering.  The beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted.  Assumes a base of 25,758,343 shares of Common Stock outstanding as of December 31, 2013.

(5)
Includes 12,043 shares of common stock and 175,000 shares of common stock subject to currently exercisable options issued to Mr. Harizman.  Does not include options to purchase 200,000 shares of common stock which are not exercisable within 60 days of the date hereof.

(6)
Includes 100,000 shares of Common Stock subject to currently exercisable options and 200,000 shares of Common Stock subject to options held by Mr. Harizman which are not exercisable within 60 days of the date hereof.

PLAN OF DISTRIBUTION

This offering is self-underwritten.  Neither we nor the selling stockholder have employed an underwriter for the sale of Common Stock by the selling stockholder.  We will bear all expenses in connection with the preparation of this prospectus.  The selling stockholder will bear all expenses associated with the sale of their Common Stock.  There can be no assurance that the selling stockholder will sell any or all of the shares of Common Stock offered by him under this prospectus or otherwise.

At the time a selling stockholder makes an offer to sell shares, to the extent required by the Securities Act of 1933, as amended (the “Securities Act”), a prospectus will be delivered.  If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

The selling stockholder may offer their shares of Common Stock directly or through pledgees, donees, transferees or other successors-in-interest in one or more of the following transactions:

●	ordinary brokerage transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may offer their shares of Common Stock at any of the following prices:

●	fixed prices that may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices; and

●	at negotiated prices.

The selling stockholder may effect transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring Common Stock from the selling stockholder may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholder and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholder and applicable transfer taxes, are payable by the selling stockholder.

The selling stockholder reserves the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of Common Stock.  The selling stockholder will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the Common Stock under the laws of any country other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholder will offer and sell his shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholder may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

The selling stockholder with respect to any purchase or sale of shares of Common Stock is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (the “Distribution”) from bidding for, purchasing, or attempting to induce any person to bid for or purchase for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period beginning one or more business days before and ending one day after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholder and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our Common Stock except for the purpose of preventing or retarding a decline in the open market price of our Common Stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling shareholders will be reoffering and reselling our Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect of our Common Stock.

Any shares of Common Stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.  There can be no assurance that the selling stockholder will sell any or all of the shares offered by them hereunder or otherwise.  To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker, dealer, agent or other person regarding the sale of Common Stock by the selling stockholder.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the Common Stock offered hereby has been passed upon for us by Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, New York, New York 10022. Sam Schwartz, a partner of that firm, owns as of the date of the filing of this registration statement 26,084 shares of our common stock.

EXPERTS

Our financial statements as of December 31, 2012 and 2011 and for each of the years then ended appearing in our annual report on Form 10-K for the year ended December 31, 2012 have been audited by Radin, Glass & Co., LLP, independent registered public accounting firm, as set forth in their report dated March 22, 2013 included in the annual report.  Those financial statements are incorporated by reference in this prospectus in reliance upon that report given on the authority of Radin, Glass & Co., LLP as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide our directors with protection for breaches of their fiduciary duties to us and our shareholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

NETWORK-1 TECHNOLOGIES, INC.

300,000 SHARES OF COMMON STOCK

PROSPECTUS

JANUARY 31, 2014

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which we have filed with the Commission are hereby incorporated by reference into this Registration Statement:

a.	Annual Report on Form 10-K for the year ended December 31, 2012 (filed with the SEC on March 22, 2013);

b.
Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 (filed with the SEC on May 15, 2013), June 30, 2013 (filed with the SEC on August 14, 2013 and an amendment filed on August 16, 2013) and September 30, 2013 (filed with the SEC on November 14, 2013 and an amendment filed on November 15, 2013);

c.
Current Reports on Form 8-K filed with the SEC on January 30, 2013, February 14, 2013, February 15, 2013,  March 5, 2013, May 28, 2013, May 29, 2013, July 23, 2013, August 9, 2013, August 14, 2013; October 10, 2013, October 23, 2013, November 19, 2013 and December 10, 2013;

d.
The description of our common stock incorporated by reference in our Registration Statement on Form 8-A (filed October 9, 1998), as amended on November 3, 1998, including an amendment or reports filed for purposes of updating such description; and

e.
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document modifies or supersedes such statement. Any such modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the common stock offered hereby has been passed upon for us by Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, New York, New York 10022. Sam Schwartz, a partner of that firm, owns as of the date of the filing of this registration statement 26,084 shares of our common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection with the defense or settlement of the action, and not to the extent of any judgments, fines or amounts paid in settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability, unless the court believes that in light of all the circumstances indemnification should apply.   In addition, if such person is successful on the merits or otherwise in defense of any such action, suit or proceeding, that person shall be indemnified.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, shall be liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by the DGCL, a director’s personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The registrant’s certificate of incorporation also includes provisions to the effect that (subject to certain exceptions) the registrant shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect.

In addition, the registrant’s by-laws require the registrant to indemnify, to the full extent permitted by law, any director, office, employee or agent of the registrant for acts which such person reasonably believes are not in violation of the registrant's corporate purposes as set forth in the certificate of incorporation.  At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the registrant 's best interests.

Reference is made to Item 9 below for the registrant’s undertakings with respect to liabilities arising under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.               Description

4.1*	Option Agreement.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

23.1*	Consent of Radin Glass & Co., LLP, independent registered public accounting firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on Signature Page of the Registration Statement).

_____________
* Filed herewith

ITEM 9. UNDERTAKINGS.

(1)  The undersigned Registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such  post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)  The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 31, 2014.

NETWORK-1 TECHNOLOGIES, INC.

By:	/s/ Corey M. Horowitz
Corey M. Horowitz, Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Corey M. Horowitz and David Kahn, or either of them acting individually, as his or her true and lawful attorney-in-fact and agent, each with full power and substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to each such attorney-in-fact and agent, full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Corey M. Horowitz	Chairman and Chief	January 31, 2014
Corey M. Horowitz	Executive Officer (principal executive officer)

/s/ David C. Kahn	Chief Financial Officer	January 31, 2014
David C. Kahn	(principal financial and accounting officer)

/s/ Emanuel Pearlman	Director	January 31, 2014
Emanuel Pearlman

/s/ Niv Harizman	Director	January 31, 2014
Niv Harizman

/s/ Allison Hoffman	Director	January 31, 2014
Allison Hoffman

EXHIBIT INDEX

Exhibit No.               Description

4.1*	Option Agreement.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

23.1*	Consent of Radin Glass & Co., LLP, independent registered public accounting firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on Signature Page of the Registration Statement).

______________

* Filed herewith